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                                                                   EXHIBIT 10(c)



        PHILLIP D. ASHKETTLE NONQUALIFIED DEFERRED COMPENSATION AGREEMENT
                            DATED AS OF JUNE 14, 1999


         This PHILLIP D. ASHKETTLE NONQUALIFIED DEFERRED COMPENSATION AGREEMENT (the "Deferral Agreement"), dated as of June 14, 1999, is made and entered into by and between M.A. HANNA COMPANY, a Delaware corporation (the "Company") and Phillip D. Ashkettle (the "Participant").


         1. Purpose. The purpose of this Deferral Agreement is to provide for the deferral of the payments due to be made to Participant, President and Chief Executive Officer of the Company, pursuant to Section 6.1.1 of the Employment Agreement dated as of June 14, 1999, by and between the Company and Participant (the "Employment Agreement"), in a manner such that Section 162(m) of the Internal Revenue Code of 1986, as amended ("Section 162(m)") does not apply to disallow a deduction to the Company for such payments.

         2. Administration. The Compensation and Organization Committee of the Company's Board of Directors (the "Compensation Committee") will administer this Deferral Agreement, resolve any ambiguities or inconsistencies, and decide all questions arising in its administration, interpretation or application. Any decision of the Compensation Committee will be conclusive and binding upon the Participant or other persons having or claiming an interest in this Deferral Agreement.

         3. Initial Deferral. Subject to Section 8(c), each payment due to be made to Participant on the dates specified in Section 6.1.1 of the Employment Agreement will be deferred. The amounts so deferred will be paid in accordance with the terms of this Deferral Agreement.

         4. Deferred Compensation Accounts. As of the first calendar day of each calendar month specified in Section 6.1.1 of the Employment Agreement, the amounts that would have been paid to Participant but for this Deferral Agreement will be credited in equal portions (subject to Section 5(a)) to a Stock Account and an Investment Account.

         5. Amounts Credited to Stock Account.

            (a) The number of shares of the Company's common stock ("Stock") credited to the Stock Account will be equal to the dollar amount of the payment deferred by the Participant into such account, divided by the closing price of a share of Stock on the New York Stock Exchange on February 1 of the year the payment was due to be made. The value of any fractional share will be credited to the Investment Account, subject to Section 6. The Company will cause to be transferred to the trust described in


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Section 9(b) a number of shares of Stock equal to the number credited to the
Stock Account. To the extent necessary for such purpose, the amounts credited to the Stock Account will be used to acquire shares of Stock through (i) open market purchases or (ii) purchases from the Company or the Trustee of the Associates Ownership Trust.

            (b) In the event that a cash dividend is paid with respect to the Stock, the Stock Account will be credited with that number of additional shares of Stock equal to (i) the cash dividend that would have been received by a holder of shares of Stock equal to the number of shares previously credited to the Stock Account, divided by (ii) the closing price of a share of the Stock on the date the dividend is paid. In the event of a stock dividend (or other distribution) to the holders of Stock, an appropriate adjustment to the Stock Account will be made to reflect such dividend. Fractional shares will not be credited but will be accumulated until equal to a whole share.

         6. Amounts Credited to Investment Account. The amounts credited to the Investment Account will be credited as designated by Participant to one or more subaccounts. Except as the Compensation Committee may otherwise determine, each subaccount will correspond to an investment option offered at such time under the M.A. Hanna Company 401(k) and Retirement Plan. Such designations will be made pursuant to forms and procedures prescribed for such purpose by the Compensation Committee.

         7. Vesting. Participant will be 100% vested in the Stock Account and the Investment Account (referred to collectively as the "Accounts").

         8. Distributions and Payments.

            (a) Subject to Section 8(d), the amounts maintained in the Accounts will be distributed to Participant (i) at the earliest time a corresponding deduction would not be disallowed by Section 162(m), or (ii) if earlier, upon a Change in Control (as such term is defined in Participant's Change in Control Agreement described in Section 9.1 of the Employment Agreement (a "Change in Control")).

             (b) If Participant is a "covered employee," as such term is defined by Section 162(m), at the end of a taxable period of the Company, the Company will determine by the 15th day of the second month of the Company's next succeeding taxable period whether and to what extent any amount may be distributed to Participant under the Deferral Agreement, the deduction for which would not be disallowed by Section 162(m). Such amount will promptly be paid to Participant. Any such distribution will be debited first, to the Investment Account (to such subaccounts and in such amounts as may be designated by Participant), and then, to the extent necessary, to the Stock Account. For such purpose, all Accounts will be valued as near as possible to the date of distribution.

             (c) In the event a Change in Control or an involuntary termination of employment described in Section 7.4.1 of the Employment Agreement occurs prior to

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the due date specified for a payment in Section 6.1.1 of the Employment
Agreement, such payment will promptly be made entirely in cash to Participant.

             (d) Notwithstanding Sections 8(a), 8(b) and 8(c), Participant may defer receipt of an amount otherwise due to be distributed or paid under Section 8(a), 8(b) or 8(c) by making an election in writing in such form and at such time as may be prescribed for such purpose by the Compensation Committee.

             (e) Distributions will be made to the extent practicable in the form of the assets that correspond to the respective Accounts or subaccounts.

         9.  Deferral Agreement to be Unfunded; Trust to be Established.

             (a) Subject to Section 9(b), (i) the Company will be under no obligation to segregate or reserve any funds or other assets for purposes relating to this Deferral Agreement and Participant will have no rights whatsoever in or with respect to any funds or other assets held by the Company for purposes of this Deferral Agreement or otherwise; and (ii) the Accounts maintained for purposes of this Deferral Agreement will merely constitute bookkeeping records of the Company and will not constitute any allocation whatsoever of any assets of the Company or be deemed to create any trust or special deposit with respect to any of the Company's assets.

             (b) The Company's obligations under this Deferral Agreement will be secured by a trust agreement for the benefit of Participant in substantially the form as Exhibit A hereto. The Company will maintain assets in such trust at least equal in value to the aggregate obligations of Company to Participant under the terms of this Deferral Agreement and will follow Section 5(a) regarding transfers of shares of Stock relating to the Stock Account. Participant may request that the Compensation Committee direct the trustee of the trust regarding the investment of the amounts credited to the subaccounts of the Investment Account; provided, however, that the Compensation Committee may, but is under no obligation to, so direct the trustee.

         10. Miscellaneous Provisions.

             10.1 BINDING ON SUCCESSORS; ASSIGNMENT. This Deferral Agreement will be binding upon and inure to the benefit of the Company, the Participant and each of their respective successors, assigns, personal and legal representatives, executors, administrators, heirs, distributees, devisees, and legatees, as applicable; provided, however, that neither this Deferral Agreement nor any rights or obligations hereunder will be assignable or otherwise subject to hypothecation by Participant (except by will or by operation of the laws of intestate succession) or by the Company, except that the Company may assign this Deferral Agreement to any successor (whether by merger, purchase or otherwise) to all or substantially all of the stock, assets or businesses of the Company, if such successor expressly agrees to assume the obligations of the Company hereunder.


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         10.2 GOVERNING LAW. This Deferral Agreement will be governed, construed, interpreted and enforced in accordance with the substantive laws of the State of Ohio, without regard to conflicts of law principles.

         10.3 ENTIRE AGREEMENT. The terms of this Deferral Agreement are intended by the parties to be the final expression of their agreement with respect to the subject matter hereof. In the event of any contradiction or inconsistency between the terms of this Deferral Agreement and any other agreement with Participant, including, without limitation, the Employment Agreement, the terms of this Deferral Agreement will control.

         10.4 AMENDMENTS. This Deferral Agreement may not be modified, amended, or terminated except by an instrument in writing, approved by the Company and signed by the Participant and the Company.

         10.5 HEADINGS AND SECTION REFERENCES. The headings used in this Deferral Agreement are intended for convenience or reference only and will not in any manner amplify, limit, modify or otherwise be used in the construction or interpretation of any provision of this Deferral Agreement. All section references are to sections of this Deferral Agreement, unless otherwise noted.

         10.6 BENEFICIARIES. Participant will be entitled to select (and change, to the extent permitted under any applicable law) a beneficiary or beneficiaries to receive any amount payable hereunder following Participant's death, and may change such election, in either case by giving the Company written notice thereof. In the event of Participant's death or a judicial determination of his incompetence, reference in this Deferral Agreement to "Participant" will be deemed, where appropriate, to his beneficiary, estate or other legal representative.

         10.7 WITHHOLDING. The Company will be entitled to withhold from payment of any amount due hereunder or from any other form of compensation from the Company any amount of withholding required by law. Participant hereby acknowledges that he may be liable for certain employment taxes with respect to amounts deferred pursuant to this Deferral Agreement prior to any payments hereunder and that, consequently, the Company may be required to deduct and withhold such employment taxes from amounts otherwise due to Participant or may request Participant to make other withholding arrangements satisfactory to the Company.

         10.8 CONSTRUCTION. This Deferral Agreement is intended to qualify as a plan maintained for the benefit of a select group of management or highly compensated employees within the meaning of the Employee Retirement Income Security Act of 1974, as amended, and will be construed in accordance with such intention.


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         IN WITNESS WHEREOF, the parties have executed this Deferral Agreement as of the year and date first above written.




                                       /s/ Phillip D. Ashkettle
                                       --------------------------
                                       Phillip D. Ashkettle

                                       M.A. HANNA COMPANY



                                       By: /s/ John S. Pyke, Jr.
                                          -----------------------
                                          Name: John S. Pyke, Jr.
                                          Title: Vice President, General Counsel
                                                 and Secretary